Exhibit 4.1
CAPITAL PLAN
for the
Federal Home Loan Bank of Dallas
This capital plan is neither an offer to sell or exchange nor a solicitation of an offer to purchase or exchange any capital stock of the Federal Home Loan Bank of Dallas.
Amended and Revised
May 28, 2008
(Approved by the Federal Housing Finance Board on June 11, 2008)

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
Table of Contents

Section		Page

Definition of Terms		4

Section 1:	Overview	5

1.1	General
1.2	Legal Authorities
1.3	Amendments to the Capital Plan

Section 2:	Capital Structure	5

2.1	Authorized Class of Capital Stock
2.2	Par Value of Capital Stock
2.3	Ownership of Retained Earnings
2.4	Preference in Liquidation, Consolidation or Merger
2.5	Finance Board Authority

Section 3:	Capital Stock	6

3.1	Purchase of Capital Stock
3.2	Transfers of Capital Stock
3.3	Redemption of Capital Stock
3.4	Repurchase of Capital Stock
3.5	Limitations on Redemption or Repurchase of Capital Stock
3.6	Retirement of Capital Stock
3.7	Dividends on Capital Stock
3.8	Voting Rights

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008

Section		Page

Section 4:	Minimum Investment Requirements	10

4.1	Membership Investment Requirement
4.2	Activity-Based Investment Requirement
4.3	Periodic Review of Minimum Investment Requirements
4.4	Member Compliance

Section 5:	Termination of Membership	13

5.1	Voluntary Withdrawal
5.2	Involuntary Termination of Membership
5.3	Termination by Charter Dissolution
5.4	General Membership Termination Provisions

Section 6:	Capital Structure Conversion	15

6.1	Capital Structure Conversion Process
6.2	Transition Procedures

Section 7:	Capital Plan Reviews	18

7.1	Independent Certified Public Accountant
7.2	Nationally Recognized Statistical Rating Organization
7.3	Good Faith Determination

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
Definition of Terms
1.	Acquired Member Assets (“AMA”) means assets that may be acquired by the Bank through its members in accordance with the Regulations.

2.	Capital Plan means the plan for a new capital structure as required by Section 6(b) of the Bank Act, 12 U.S.C. §1426(b).

3.	Class B Stock means capital stock held by members and issued by the Bank pursuant to the Capital Plan, which will be redeemable by the Bank for cash at Par Value with five years prior written notice provided by a member to the Bank.

4.	Conversion Date means the date upon which the Bank converts to the new capital structure described in this Capital Plan and the existing capital stock is exchanged for Class B Stock.

5.	Excess Stock means that amount of Class B Stock held by a member in excess of the member’s minimum investment requirement as defined in this Capital Plan.

6.	Minimum Capital Requirement(s) means the amount of capital the Bank is required to hold in order to comply with all statutory and regulatory capital requirements, or any other capital requirement that may be imposed on the Bank by the Finance Board.

7.	Par Value means the par value specified in Section 2.2 of this Capital Plan for shares of Class B Stock issued in accordance with this Capital Plan.

8.	Stock Redemption means redemption of Class B Stock by the Bank pursuant to a stock redemption notice in accordance with Section 3.3 of the Capital Plan or pursuant to a withdrawal notice in accordance with Section 5.1 of the Capital Plan.

9.	Stock Repurchase means repurchase of Class B Stock by the Bank at its discretion in accordance with the Regulations and Section 3.4 of the Capital Plan. The decision to repurchase Class B Stock rests with the Bank and cannot be compelled by a member.

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
1.	Overview
1.1	General

Pursuant to the Federal Home Loan Bank Act, as amended (12 U.S.C. §1421, et seq.) (“the Bank Act”) and the governing Regulations (“Regulations”) of the Federal Housing Finance Board (“Finance Board”), the Board of Directors of the Federal Home Loan Bank of Dallas (“the Bank”) hereby establishes this Capital Plan to provide a new capital structure for the Bank, and ensure that the Bank is able to comply with its Minimum Capital Requirements at all times after the Conversion Date. This Capital Plan is designed to facilitate the continuation of the Bank’s cooperative business model.

1.2	Legal Authorities

This document is governed by the Bank Act and the Regulations. Any action designated by this Capital Plan as being subject to the “discretion” or “sole discretion” of the Bank or the Board of Directors shall nevertheless be subject to the regulatory oversight of the Finance Board.

1.3	Amendments to the Capital Plan

In accordance with the Regulations, any amendments to this Capital Plan must be submitted by the Bank’s Board of Directors to the Finance Board for approval prior to implementation.
2.	Capital Structure
2.1	Authorized Class of Capital Stock

The Board of Directors of the Bank hereby authorizes the issuance of one class of capital stock to be designated as Class B Stock, which will have a five year redemption notice period.

2.2	Par Value of Capital Stock

All Class B Stock will have a Par Value of $100 per share. All Class B Stock will be issued, redeemed, repurchased and transferred only at Par Value.

2.3	Ownership of Retained Earnings

In accordance with the Bank Act (12 U.S.C. §1426(h)(1)), the retained earnings, surplus, undivided profits and equity reserves, if any, of the Bank are owned by the holders of Class B Stock in proportion to each holder’s share of the total outstanding shares of Class B Stock. Holders of Class B Stock have no right to receive any portion of the retained earnings, surplus, undivided profits and equity reserves, if any, of the Bank except through the declaration of a dividend or capital distribution approved by the Board of Directors, or upon liquidation of the Bank.

2.4	Preference in Liquidation, Consolidation or Merger

In the event of liquidation of the Bank, the Board of Directors may authorize the pro rata distribution of any retained earnings, surplus, undivided profits, and equity reserves of the Bank, to holders of Class B Stock in proportion to each holder’s share of the total shares of outstanding Class B Stock, provided that all payment obligations to the Bank’s existing creditors have been fully satisfied, and all Class B Stock has been redeemed at Par Value.

In the event the Bank is merged or consolidated into another Federal Home Loan Bank, the holders of the outstanding Class B Stock of the Bank will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Board. In the event another Federal Home Loan Bank is merged or consolidated into the Bank, the

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
holders of the outstanding capital stock of the other Federal Home Loan Bank will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Board.

2.5	Finance Board Authority

No part of Section 2.4 of this Capital Plan will be construed to limit the authority granted to the Finance Board under 12 U.S.C. §1446 to prescribe rules, regulations or orders governing the liquidation, reorganization or merger of a Federal Home Loan Bank.
3.	Capital Stock
All members are required to purchase and redeem capital stock in accordance with the requirements of the Bank Act, the Regulations and this Capital Plan, and the Bank will not issue capital stock other than in accordance with the Regulations.

3.1	Purchase of Capital Stock

All members are required to purchase Class B Stock as a condition of membership in accordance with the requirements of Section 4 of this Capital Plan. The Class B Stock of the Bank may be issued only to members of the Bank and institutions that have been approved by the Bank to be members, and may be held only by members of the Bank, non-member institutions that acquire Class B Stock by virtue of acquiring member institutions, or by former members that retain Class B Stock in accordance with this Capital Plan following termination of membership. The Class B Stock of the Bank may be traded only between the Bank and its members. All Class B Stock will be issued in book entry form, and the Bank will act as its own transfer agent.

3.2	Transfers of Capital Stock

In accordance with the Regulations, and only with the prior approval of the Bank as it deems appropriate, a member may transfer, at Par Value, any Excess Stock to any other member or institution that has satisfied all conditions for becoming a member other than the purchase of the Class B Stock required to satisfy its minimum investment requirement. All transfers of Class B Stock will be effective upon being recorded on the appropriate books and records of the Bank. Approval for all transfers is subject to the requirement that, following the transfer, the transferring member would continue to hold sufficient stock to meet the member’s minimum investment requirement. Except as provided in Section 5.3 of the Capital Plan, stock redemption notices will not transfer with Excess Stock that is transferred.

3.3	Redemption of Capital Stock

Subject to the limitations in this Capital Plan, Class B Stock will be redeemable for cash at Par Value with five (5) years prior written notice provided by the member to the Bank. A member may request redemption of Class B Stock by providing a written stock redemption notice to the Bank in accordance with Section 3.3.1 of this Capital Plan indicating the number of shares of Class B Stock to be redeemed and the date(s) those shares were issued to the member, or by submitting a membership withdrawal notice in accordance with Section 5.1 of this Capital Plan. If the redemption notice fails to properly identify the particular shares to be redeemed, the member shall be deemed to have requested redemption of the most recently issued shares that are not already subject to a pending redemption request. The five-year stock redemption notice period will commence upon receipt by the Bank of the written stock redemption or withdrawal notice. A member may not have more than one stock redemption or withdrawal notice outstanding at any one time for the same shares of Class B Stock.

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
The Bank will not be obligated to redeem a member’s Class B Stock other than in accordance with this Capital Plan. Nothing in this section will preclude the Bank from repurchasing Excess Stock in accordance with Section 3.4 of this Capital Plan, including Class B Stock for which a stock redemption notice has been submitted.
3.3.1	Notice of Redemption

Subject to the limitations in this Capital Plan, a member may request redemption of Class B Stock by submitting five years written notice to the Bank. No member may have more than one stock redemption notice outstanding for the same share(s) of Class B Stock. To facilitate this limitation, no member may have one or more stock redemption notices in effect at any one time that represent an aggregate amount of Class B Stock that is greater than the total amount of Class B Stock the member owns. If, subsequent to submitting a stock redemption notice, a member’s holdings of Class B Stock fall below the amount of Class B Stock subject to outstanding stock redemption notices, the Bank will automatically reduce the number of shares of stock subject to stock redemption notices. If a member has more than one stock redemption notice outstanding, this reduction will be applied first to the most recently received stock redemption notice unless specified otherwise by the member in writing within 30 days of the reduction in Class B Stock.

At the expiration of the five year period following receipt by the Bank of the stock redemption notice, and subject to the limitations contained in Section 3.5 of this Capital Plan, the Bank will pay the stated Par Value of the Class B Stock covered by the stock redemption notice to the member in cash to the extent the Bank determines that the Class B Stock is Excess Stock, as determined in accordance with the minimum investment requirements in effect at the end of the redemption notice period.

Only Class B Stock that is Excess Stock at the expiration of the five year redemption notice period will be redeemed pursuant to a stock redemption notice. A stock redemption notice does not constitute a withdrawal notice as described in Section 5.1 of this Capital Plan. At the expiration of the redemption notice period, if the amount of Class B Stock subject to the stock redemption notice exceeds the amount of Excess Stock held by the member, the Bank will redeem Class B Stock equal to the amount of Excess Stock held by the member, and the stock redemption notice for the remaining shares of Class B Stock subject to that notice will be cancelled and a redemption cancellation fee will be assessed in accordance with Section 3.3.2 of this Capital Plan. Alternatively, within five business days of the expiration of the redemption notice period, the member may reduce its activity with the Bank (subject to any applicable prepayment fees) to reduce its minimum investment requirement and increase its holdings of Excess Stock which would then be eligible for redemption.

3.3.2	Redemption Cancellation Notice

A member that has previously notified the Bank in writing of its intent to redeem some or all of its Class B Stock may cancel the stock redemption notice for all or a portion of the shares of Class B Stock subject to the stock redemption notice prior to the expiration of the redemption notice period by providing a written redemption cancellation notice to the Bank. A member may rescind a redemption cancellation notice by providing written notice to the Bank within 30 days of the original redemption cancellation notice.

A member that cancels a stock redemption notice more than 30 days after it is received by the Bank and prior to its expiration will be subject to a redemption cancellation fee calculated as a percentage of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice.

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
When a member submits a redemption cancellation notice more than 30 days after the original redemption notice is received by the Bank but during the first year after the Bank receives the original stock redemption notice, the redemption cancellation fee will be 1.0 percent of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice; the fee during the second year will be 2.0 percent of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice; the fee during the third year will be 3.0 percent of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice; the fee during the fourth year will be 4.0 percent of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice; and the fee during the fifth year will be 5.0 percent of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice.

The Bank’s Board of Directors may from time to time modify the redemption cancellation fee to any percentage(s) of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice that is not less than 0.0 percent and not more than the percentages specified in the preceding paragraph. In the event the Board of Directors reduces the redemption cancellation fee, the Board of Directors will also determine whether the reduced fee will apply to cancellation of previously submitted stock redemption notices as well as those submitted in the future. Otherwise, the fee in effect at the time the stock redemption notice was originally received by the Bank will apply to the cancellation of that notice. The Bank will notify members in writing at least 30 days in advance of any changes in the redemption cancellation fee. Any change in the redemption cancellation fee will be applied equally and without discrimination to all members.
3.4	Repurchase of Capital Stock

The Bank in its sole discretion may repurchase Excess Stock from time to time without regard to the five year redemption notice period. Excess Stock repurchases may be initiated by the Bank or requested by members, and will be subject to the limitations contained in Section 3.5 of this Capital Plan. The decision to repurchase Excess Stock will rest with the Bank and cannot be compelled by a member.

Upon 15 days written notice, the Bank may initiate the repurchase of any amount of members’ Excess Stock. The Bank will determine the criteria for Excess Stock repurchases from time to time, and will apply the repurchase criteria equally and without discrimination to all members. Pursuant to an application submitted by a member to the Bank in writing or in such other form as the Bank may designate from time to time, the Bank may repurchase Class B Stock that the Bank determines to be Excess Stock.

Unless the Bank is notified by a member otherwise in writing within 30 days of a Class B Stock repurchase transaction, repurchases of Excess Stock will automatically reduce the amount of Class B Stock subject to any outstanding stock redemption or withdrawal notices by the amount of Class B Stock repurchased. If a member has more than one stock redemption and / or withdrawal notice outstanding, this reduction will be applied first to the most recently received stock redemption or withdrawal notice.

A member’s submission of a withdrawal notice in accordance with Section 5.1 of this Capital Plan, or its termination of membership in any other manner, will not, in and of itself, cause any Class B Stock to be deemed Excess Stock for purposes of this section.

3.5	Limitations on Redemption or Repurchase of Capital Stock

The Bank will not redeem or repurchase Class B Stock without the prior written approval of the Finance Board if the Finance Board or the Board of Directors has determined that the Bank has

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
incurred, or is likely to incur, losses that result in, or are likely to result in, charges against the capital of the Bank, as defined in the Regulations. This prohibition will apply even if a Bank is in compliance with its Minimum Capital Requirements, and will remain in effect for however long the Bank continues to incur such charges or until the Finance Board determines that such charges are not expected to continue.

The Bank will not redeem or repurchase Class B Stock if the redemption or repurchase would cause the Bank to be out of compliance with its Minimum Capital Requirements, or if the redemption or repurchase would cause the member to be out of compliance with its minimum investment requirement.

In accordance with the Regulations, the Bank’s Board of Directors may suspend redemption of Class B Stock if the Bank reasonably believes that continued redemption of Class B Stock would cause the Bank to fail to meet its Minimum Capital Requirements in the future, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its Minimum Capital Requirements, or would otherwise prevent the Bank from operating in a safe and sound manner.

In accordance with the Regulations, the Bank will not repurchase any Class B Stock without the written consent of the Finance Board during any period in which the Bank has suspended redemptions of Class B Stock in accordance with this section. As required by the Regulations, in the event the Bank suspends Class B Stock redemptions, the Bank will notify the Finance Board in writing within two business days of the date of the decision to suspend redemptions, informing the Finance Board of the reasons for the suspension and the Bank’s strategies and time frames for addressing the conditions that led to the suspension. The Finance Board may require the Bank to re-institute the redemption of Class B Stock.

If at any time the Bank determines that the total amount of Class B Stock subject to outstanding stock redemption or withdrawal notices with expiration dates within the following 12 months exceeds the amount of Class B Stock the Bank could redeem and still comply with its Minimum Capital Requirements, the Bank will determine whether to suspend redemption and repurchase activities altogether, to fulfill requests for redemption sequentially in the order in which they were received, to fulfill the requests on a pro rata basis, or to take other action deemed appropriate by the Bank.

3.6	Retirement of Capital Stock

All shares of Class B Stock that are acquired by the Bank pursuant to redemption or repurchase transactions will be retired.

3.7	Dividends on Capital Stock

The Board of Directors may declare dividends to be paid on Class B Stock on a quarterly basis or otherwise as it determines in its discretion. Each member will be entitled to receive dividends on all Class B Stock held during the applicable period for the period of time that the member owns the Class B Stock. Dividends are non-cumulative with respect to payment obligation. A member that has provided a withdrawal notice, or whose membership is otherwise terminated, will continue to receive dividends on its Class B Stock as long as the institution or its successor owns Class B Stock.

In accordance with the Bank Act and the Regulations, dividends may only be paid from current earnings or previously retained earnings. In accordance with the Regulations, the Bank’s Board of Directors may not declare or pay a dividend if the Bank is not in compliance with its Minimum Capital Requirements or if the Bank would fall below its Minimum Capital Requirements as a result of the payment of the dividend. Dividend payments may be made in the form of cash,

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
additional shares of Class B Stock, or a combination thereof as determined by the Bank’s Board of Directors.

Except as otherwise provided herein or by regulation or statute, the Bank’s Board of Directors has sole discretion to determine the amount, form, frequency and timing of dividend payments.

3.8	Voting Rights

Members’ voting rights are limited to the election of directors as provided by the Bank Act. The voting rights of holders of the Bank’s Class B Stock are as follows:
3.8.1	Allocation of Elected Director Seats and Votes

In accordance with the Bank Act and the Regulations, the Finance Board will designate elected director seats by state annually. Each member will be entitled to vote in the election of directors representing the state in which the member is located. Each member will be entitled to cast one vote in the election of directors for each share of capital stock that the member was required to hold as of the immediately preceding December 31, except that no member may cast a number of votes greater than the average number of shares of capital stock required to be held by all members in the state as of the preceding December 31. Shares of capital stock held by members that were Excess Stock as of the preceding December 31 will not convey voting rights in the election of directors.

3.8.2	Initial Election of Directors after Conversion

In accordance with the Regulations, the number of votes eligible to be cast in the initial election of directors after the Conversion Date will be based on the number of shares of capital stock that members were required to hold as of the immediately preceding December 31. If this Capital Plan was in effect on the preceding December 31, the minimum investment requirements of this Capital Plan will be used to determine the number of votes; otherwise, the number of votes will be determined based on the number of shares required to be held in accordance with the Regulations in effect prior to the implementation of the Capital Plan.

If any member’s actual holdings of capital stock were less than the applicable minimum investment requirement on the preceding December 31, the number of shares eligible to be voted will be based on the number of shares of capital stock actually held by that member as of the preceding December 31.
4.	Minimum Investment Requirements
The Bank requires all members to purchase Class B Stock of the Bank and to maintain a minimum investment in Class B Stock equal to the sum of the membership investment requirement described in Section 4.1 plus the activity-based investment requirement described in Section 4.2. The Bank’s Board of Directors will periodically review and may adjust these investment requirements as described in Section 4.3.

4.1	Membership Investment Requirement

Beginning on the Conversion Date, each member will be required to maintain at all times a membership investment requirement equal to 0.25 percent of the member’s total assets as of the most recent December 31, as reported on the member’s regulatory financial report for that date, or its audited financial statements for that date if the member does not file regulatory financial

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
reports, subject to a minimum membership investment requirement of $1,000 and a maximum membership investment requirement of $25 million.

As described in Section 4.3, the Bank’s Board of Directors may from time to time increase or decrease the membership investment requirement to an amount not less than 0.05 percent of each member’s total assets nor more than 0.30 percent of each member’s total assets. The Bank’s Board of Directors may also increase or decrease the maximum membership investment requirement to an amount not less than $10 million or more than $50 million.

The membership investment requirement will be calculated for all members at least annually during the first calendar quarter of the year, or as soon thereafter as members’ applicable financial data becomes available. The annual recalculation of membership investment requirements will become effective on or within 30 days of April 1 of each year. For new members, the membership investment requirement will be calculated based on the new member’s total assets as of the end of the most recent calendar quarter for which financial information is available. Members will be notified in writing of the amount of their membership investment requirements at least 10 days in advance of the effective date.

The Bank may recalculate all members’ membership investment requirements more often than annually if it deems appropriate, and may recalculate individual members’ membership investment requirements more often than annually at the member’s request. In each of these cases, membership investment requirements will be recalculated based on members’ total assets as of the end of the most recent calendar quarter for which financial data is available. In addition, after the end of each calendar quarter, at the time the quarterly financial data used to calculate members’ membership investment requirements becomes available, the Bank will recalculate the membership investment requirements for institutions whose membership terminated during the quarter.

Notwithstanding any other provision of this Capital Plan, in the event that (a) a receiver has been appointed for the member, and (b) the Bank has terminated the member’s membership, then that member’s membership investment requirement shall be zero.

4.2	Activity-Based Investment Requirement

In addition to its membership investment requirement, each member must maintain an activity-based investment requirement equal to the sum of the advances investment requirement described in Section 4.2.1 and the AMA investment requirement described in Section 4.2.2. Each member, former member, or successor to a member with applicable activity outstanding must comply with the activity-based investment requirement for as long as the relevant activity remains outstanding, including periods beyond the termination of the member’s membership in the Bank.

The activity-based investment requirement for each member, former member, or successor to a member will change whenever the institution’s activity with the Bank changes. In addition, the Bank’s Board of Directors may periodically adjust the activity-based investment requirements in accordance with Section 4.3 of this Capital Plan.
4.2.1	Advances Investment Requirement

Beginning on the Conversion Date, each member must maintain an activity-based investment in Class B Stock in an amount equal to 4.25 percent of the outstanding principal balance of all advances outstanding. The Bank’s Board of Directors may from time to time increase or decrease the advances-based investment requirement to an amount not less than 3.5 percent of members’ advances outstanding nor more than 5.0 percent of members’ advances outstanding. The Bank’s Board of Directors may apply

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
changes to the advances investment requirement only to new advances, or to current and new advances.

The advances investment requirement will be calculated daily and each time a member enters into a new advances transaction. Complying with the advances investment requirement at the time a new advances transaction is funded will be a condition of funding the new transaction.

4.2.2	Acquired Member Asset (AMA) Investment Requirement

Beginning on the Conversion Date, each member must maintain an activity-based investment in Class B Stock in an amount equal to 4.25 percent of the outstanding principal balance of all Acquired Member Assets (AMA) acquired by the Bank through the member and currently outstanding on the Bank’s balance sheet. However, this AMA investment requirement will apply only to AMA acquired pursuant to commitments executed after the Conversion Date, or AMA acquired pursuant to commitments executed prior to the Conversion Date that explicitly stipulate that those AMA will be subject to AMA investment requirements.

The Bank’s Board of Directors may from time to time increase or decrease the AMA investment requirement to an amount not less than 0.0 percent of AMA outstanding on the Bank’s balance sheet nor more than 5.0 percent of AMA outstanding on the Bank’s balance sheet. At the discretion of the Board of Directors, any reduction in the AMA investment requirement percentage may be applied only to AMA acquired pursuant to commitments executed after the reduction becomes effective, or to previously acquired and new AMA. Any increase in the AMA investment requirement will apply only to AMA acquired pursuant to commitments executed after the effective date of the change, or to AMA acquired pursuant to commitments executed prior to the effective date of such change that explicitly stipulate that those AMA will be subject to future changes in AMA investment requirements.

The AMA investment requirement for outstanding AMA will be calculated at least monthly (and as often as daily at the Bank’s discretion), and for new AMA each time new AMA are funded. Complying with the AMA investment requirement at the time applicable AMA transactions are funded will be a condition of funding the new transactions.
4.3	Periodic Review of Minimum Investment Requirements

In accordance with the Bank Act and the Regulations, and to ensure ongoing compliance with the Bank’s Minimum Capital Requirements, the Bank’s Board of Directors will review the Bank’s Capital Plan at least annually, or more often as the Board of Directors deems necessary. As part of this review, the Board of Directors will determine whether changes in the minimum investment requirements are necessary to ensure that the Bank remains in compliance with its Minimum Capital Requirements, or are otherwise appropriate. Adjustments may be made to the specific percentages and the maximum amount for the membership investment requirement as specified in Section 4.1, and the specific percentages for the activity-based investment requirements as specified in Section 4.2. Any changes the Bank’s Board of Directors makes to the minimum investment requirements will be communicated by written notice (and otherwise as deemed appropriate by the Bank in its sole discretion) to be sent to Bank members at least 30 days in advance of their effective date.

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
Any changes to members’ minimum investment requirement deemed appropriate by the Bank’s Board of Directors but not authorized by this Capital Plan may be implemented only after the Finance Board approves an amended Capital Plan reflecting such changes.

4.4	Member Compliance

The Bank will monitor the minimum investment requirement of each member on an ongoing basis to ensure that the member remains in compliance with the applicable requirement. Each member is required to comply promptly with any adjusted minimum investment requirements established by the Board of Directors. However, members will be allowed a reasonable time to comply, not to exceed 30 days from the effective date established by the Board of Directors for the change in minimum investment requirement. Members may reduce their outstanding activity with the Bank (subject to any prepayment fees applicable to the reduction in activity) as an alternative to purchasing additional Class B Stock.

To facilitate the sale of additional stock which members are required to purchase as a result of any changes in their minimum investment requirements, the Bank is authorized to issue stock in the name of a member and to debit the member’s demand deposit account at the Bank.
5.	Termination of Membership
Membership in the Bank may be terminated through voluntary withdrawal, through involuntary termination by action of the Bank’s Board of Directors, through acquisition of a member by another member institution, through acquisition of a member by a non-member institution, or otherwise through dissolution of a member’s charter.

5.1	Voluntary Withdrawal

A member may withdraw from membership in the Bank by providing five years prior written notice to the Bank. During the five year period following receipt by the Bank of the member’s withdrawal notice, the member will be entitled to all the benefits and will incur all the obligations of membership, including the obligation to comply with all minimum investment requirements throughout the five year period. However, the Bank may limit any new advances or AMA to terms that would mature on or before the expiration of the withdrawal notice period. The membership of an institution that has submitted a withdrawal notice will terminate at the expiration of the five year period following receipt by the Bank of the withdrawal notice.

A withdrawal notice will also constitute a stock redemption notice for the amount of Class B Stock held by the member at the time the Bank receives the withdrawal notice. At the expiration of the five year period following receipt by the Bank of the member’s withdrawal notice, the member’s membership in the Bank will terminate and, subject to the limitations contained in Section 3.5 of this Capital Plan, the Bank will pay the stated Par Value of the Class B Stock covered by the withdrawal notice to the member in cash in accordance with the following conditions.

If the withdrawing member has no outstanding advances or AMA that require maintenance of Class B Stock in accordance with Section 4.2 of this Capital Plan, the Bank will redeem all of the outstanding Class B Stock subject to the withdrawal notice. If the withdrawing member has outstanding advances or AMA that require maintenance of Class B Stock in accordance with Section 4.2 of this Capital Plan, the Bank will redeem all the shares of Class B Stock subject to the withdrawal notice, except those shares of Class B Stock required to be held to comply with the activity-based investment requirement related to the remaining advances and AMA.

During the remaining term of advances or AMA outstanding after the termination of membership,

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
the former member or its successor must continue to comply with any changes in the activity-based investment requirements related to the remaining advances or AMA. If the withdrawing member holds any Class B Stock subject to a withdrawal notice that cannot be redeemed at the expiration of the withdrawal notice period because it is required to meet a continuing activity-based investment requirement, that stock will become redeemable when it is no longer needed to comply with an activity-based investment requirement.

Nothing in this section will preclude the Bank from repurchasing Excess Stock in accordance with Section 3.4 of this Capital Plan.
5.1.1	Automatic Stock Redemption Notice

If a member has filed a withdrawal notice, that notice will also automatically constitute a stock redemption notice for any shares of Class B Stock subsequently acquired, with such automatic redemption notice to be effective and the redemption notice period to begin on the date any additional Class B Stock is acquired. Such Class B Stock will be redeemable at the end of its respective redemption notice period in accordance with Section 3.3.1 or, if such Class B Stock is required to comply with an ongoing activity-based investment requirement, that Class B Stock will become redeemable when it is no longer needed to comply with an activity-based investment requirement.

5.1.2	Withdrawal Cancellation Notice

A member that has previously submitted a withdrawal notice to the Bank in writing in accordance with Section 5.1 of this Capital Plan may cancel its withdrawal notice prior to the expiration of the withdrawal notice period by providing written notice to the Bank. A member may also rescind a withdrawal cancellation notice by providing written notice to the Bank within 30 days of the original withdrawal cancellation notice and incur no redemption cancellation fee.

A withdrawal cancellation notice or withdrawal notice rescission will constitute a redemption cancellation notice for the amount of Class B Stock subject to redemption pursuant to the original withdrawal notice. The redemption cancellation fees and conditions contained in Section 3.3.2 of this Capital Plan will also apply to a withdrawal cancellation notice. A withdrawal cancellation notice or withdrawal notice rescission will also cancel without fee any related automatic notices of redemption created by the original withdrawal notice pursuant to Section 5.1.1 of this Capital Plan, unless otherwise directed by the member.
5.2	Involuntary Termination of Membership

The Bank Act and the Regulations grant the Board of Directors the authority to terminate an institution’s membership under certain specified conditions. In the event the Board of Directors terminates a member’s membership, that membership will terminate on the date the Board of Directors acts to terminate the membership, and the five year stock redemption notice period will begin on the same date.

5.3	Termination by Charter Dissolution

If an institution’s membership terminates by virtue of the dissolution of its charter either through acquisition by another institution or otherwise, the membership of the disappearing institution will terminate upon the cancellation of its charter. In the event of an acquisition of a member, the Class B Stock held by the member will be transferred automatically to the acquiring institution.

If the acquiring institution is a member of the Bank, the acquired Class B Stock may be applied to the acquiring member’s minimum investment requirement, and any outstanding stock redemption

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
notices will remain in effect. If the acquiring institution is not a member of the Bank, and does not apply for membership as provided in the Regulations, the five year stock redemption notice period will begin on the date the institution’s membership terminates, or earlier if the Bank has received a withdrawal notice from the disappearing member.

5.4	General Membership Termination Provisions

Upon the termination of an institution’s membership, or upon the conclusion of the transition period provided in the Regulations for acquiring institutions to make application for membership in the Bank, the Bank will determine an orderly manner for liquidating all remaining outstanding indebtedness (including prepayment fees) owed by that member to the Bank, and settling all other claims against the member. After the expiration of any redemption notice periods required by this Capital Plan, the Bank will redeem any remaining Class B Stock in accordance with the provisions of this Capital Plan and applicable Finance Board regulations. After all remaining obligations and claims have been extinguished or settled, the Bank will redeem the remaining shares of Class B Stock.

Nothing in this section will preclude the Bank from repurchasing any Excess Stock in accordance with the provisions of this Capital Plan prior to the expiration of the stock redemption notice periods, or redeeming Class B Stock in accordance with the provisions of this Capital Plan prior to the extinguishment or settlement of all obligations and claims against a member whose membership is being or has been terminated. However, in accordance with the Regulations and this Capital Plan, the Bank may not redeem or repurchase any Class B Stock required to support advances or AMA in accordance with Section 4.2 of this Capital Plan until the respective advances or AMA have been repaid.
6.	Capital Structure Conversion
The Conversion Date for this Capital Plan will be not later than 25 months following Finance Board approval of the Capital Plan.

6.1	Capital Structure Conversion Process
6.1.1	Preliminary Estimate of Members’ New Minimum Investment Requirements

At least 60 days prior to the Conversion Date, the Bank will calculate an estimate of each member’s new minimum investment requirement, with the membership investment requirement calculated based on the member’s total assets as of the immediately preceding December 31 for which financial information is available, and the activity-based investment requirement calculated based on the member’s outstanding balances of advances and applicable AMA as of the most recent month end. The Bank will provide this preliminary minimum investment requirement to each member by written notice.

6.1.2	Member Choice to Opt Out of Capital Plan

A member that chooses to opt out of this Capital Plan must notify the Bank in writing at least 30 days prior to the Conversion Date of its decision not to participate in the capital structure conversion process set forth herein. An opt out notice will constitute a notice of the member’s intention to withdraw from membership and must be submitted to the Finance Board as well as the Bank at least 30 days prior to the Conversion Date for this Capital Plan. If the Finance Board and the Bank receive the opt out notice more than six months prior to the Conversion Date, the notice will be governed by the six month notification requirement and the redemption terms in effect prior to the implementation of the Capital Plan. In this case, the member’s membership will terminate six months from the date the Finance Board receives the opt out / withdrawal notice, and its old capital

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
stock will be redeemable on that date.

If the Finance Board and the Bank receive the opt out notice less than six months but at least 30 days in advance of the Conversion Date, the member’s membership will terminate and its old capital stock will be redeemable on the Conversion Date.

If the opt out notice is received less than 30 days prior to the Conversion Date, the Bank will exchange the member’s existing shares of capital stock for an equal number of shares of Class B Stock in accordance with Section 6.1.5 of this Capital Plan; the member’s membership will terminate and its Class B Stock will become redeemable five years from the date the opt out / withdrawal notice was received. A member that elects to opt out of the Capital Plan and whose opt out notice is received less than 30 days prior to the Conversion Date will be required to purchase additional shares of Class B Stock to comply with the minimum investment requirements of this Capital Plan and to support any new activity entered into by the member after the Conversion Date until its membership terminates. Any additional shares of Class B Stock acquired after the Conversion Date by an institution that elects to opt out of the Capital Plan will be subject to the same terms and conditions as any other shares of Class B Stock acquired by any member after the Conversion Date.

If an institution has withdrawn from membership in the Bank prior to the Conversion Date (either through the opt out provisions of this Section of the Capital Plan or otherwise) but still owns capital stock at the Conversion Date related to activity that remains outstanding, that institution’s existing capital stock will be converted to Class B Stock on the Conversion Date. The amount of Class B Stock required to be maintained by that institution while the activity remains outstanding will be the lesser of the amount of capital stock owned immediately prior to the conversion date, the amount of capital stock required to be held to support that activity immediately prior to the conversion date, or the activity-based investment requirement specified in this Capital Plan.

6.1.3	Member Transition Period

In accordance with the Bank Act and the Regulations, members that joined a Federal Home Loan Bank after November 12, 1999 must comply with the minimum investment requirements of the Capital Plan on the Conversion Date. Any institution that becomes a member of the Bank after the Conversion Date must comply with the minimum investment requirements of this Capital Plan as of the date on which it becomes a member of the Bank.

Members that joined a Federal Home Loan Bank on or before November 12, 1999 and for which this Capital Plan establishes a higher minimum investment requirement than under the requirements in effect immediately prior to implementation of this Capital Plan will have the option to meet the additional minimum investment requirement in four equal quarterly increments, provided, however, that members must immediately purchase Class B Stock required to support any change in member activity subsequent to the Conversion Date. A member must advise the Bank in writing of its intent to exercise this option at least 30 days prior to the Conversion Date.

For a member eligible to elect to utilize these transition provisions and that elects to do so, the Bank will reduce the membership investment requirement during the first quarter following the Conversion Date by an amount equal to 100 percent of the amount by which this Capital Plan increases the member’s total minimum investment requirement; during the second quarter following the Conversion Date, the Bank will reduce the membership investment requirement by 75 percent of the amount by which the Capital

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
Plan increases the member’s total minimum investment requirement; during the third quarter following the Conversion Date, the Bank will reduce the membership investment requirement by 50 percent of the amount by which the Capital Plan increases the member’s total minimum investment requirement; and during the fourth quarter following the Conversion Date, the Bank will reduce the membership investment requirement by 25 percent of the amount by which the Capital Plan increases the member’s total minimum investment requirement. At all times beginning on the Conversion Date, the member must comply with all applicable activity-based investment requirements.

6.1.4	Minimum Investment Requirements on Conversion Date

Each member’s minimum investment requirement at the opening of business on the Conversion Date will be calculated as the sum of the membership investment requirement based on the member’s total assets as of the immediately preceding December 31 for which the applicable financial information is available (subject to any applicable transition adjustments as described in Section 6.1.3), and the application of the relevant activity-based investment requirements to the member’s outstanding balances of advances and applicable AMA at the close of business on the business day immediately prior to the Conversion Date.

6.1.5	Conversion Date Process

The following actions, which constitute the Bank’s Plan of Reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, are to be taken in order to implement this Capital Plan.

At the opening of business on the Conversion Date, the Bank will:
1.	Exchange the member’s existing shares of capital stock for an equal number of shares of Class B Stock.

2.	Advise the member by written or electronic notice the details of its new minimum investment requirement, including an explicit notation of the member’s excess or deficit position.

3.	A member whose investment in capital stock on the Conversion Date exceeds the new minimum investment requirement will hold Excess Stock that the Bank may repurchase in accordance with the provisions of Section 3.4 of this Capital Plan.

4.	A member whose actual holdings of capital stock on the Conversion Date are less than the minimum investment requirement on the Conversion Date must purchase sufficient additional Class B Stock to satisfy the new minimum investment requirement. A member eligible to utilize the transition provisions of Section 6.1.3 of this Capital Plan and that elects to do so may purchase the additional shares of Class B Stock in four equal quarterly installments as described in Section 6.1.3. To facilitate the purchase of any required additional shares of Class B Stock, the Bank is authorized to issue Class B Stock in the member’s name and debit the member’s demand deposit account at the Bank.
6.1.6	Post-Conversion Activity-Based Stock Purchases

Any member that obtains an advance or enters into any AMA transaction subject to an activity-based investment requirement subsequent to the Conversion Date is required to comply with the activity-based investment requirement related to that transaction at the time the transaction occurs.

Federal Home Loan Bank of Dallas Capital Plan: Revised May 28, 2008
6.2	Transition Procedures
6.2.1	The Bank’s Transition

It is the Bank’s intent to be in full compliance with its Minimum Capital Requirements on the Conversion Date.

6.2.2	Member Transition

For a member eligible to utilize the transition provisions of Section 6.1.3 of this Capital Plan and that elects to do so, the membership investment requirement will increase in even increments over four quarterly periods as specified in Section 6.1.3 of this Capital Plan. Additional purchases of Class B Stock required to maintain compliance with the minimum investment requirements of this Capital Plan will be made automatically by issuing stock in the member’s name and debiting the member’s demand deposit account at the Bank.
7.	Capital Plan Reviews
7.1	Independent Certified Public Accountant

PricewaterhouseCoopers (PwC), an independent Certified Public Accounting (CPA) firm, reviewed the October 22, 2001 draft of this Capital Plan and concluded, to the extent possible, that the implementation of this Capital Plan would not result in any write-down of the redeemable stock owned by the Bank’s members. A copy of PwC’s review has been provided to the Finance Board. The Bank represents that no substantive modifications have been made to the October 22, 2001 draft in this Capital Plan that it believes would have an impact on PwC’s conclusion. A letter from PwC confirming that conclusion for this Capital Plan will be provided following Finance Board approval of the Capital Plan.

7.2	Nationally Recognized Statistical Rating Organization (NRSRO)

Standard & Poor’s (S&P), a Nationally Recognized Statistical Rating Organization (NRSRO), reviewed the July 19, 2001 draft of this Capital Plan and determined, to the extent possible, that the implementation of this Capital Plan would not have a material effect on the credit rating of the Bank. A copy of S&P’s review has been provided to the Finance Board with this Capital Plan. The Bank represents that no substantive modifications have been made to the July 19, 2001 draft in this Capital Plan that it believes would have an impact on the Bank’s credit rating. A letter from S&P confirming that conclusion for this Capital Plan will be provided following Finance Board approval of the Capital Plan.

7.3	Good Faith Determination

The Bank has made a good faith determination that this Capital Plan can be implemented. The Bank has provided evidence of this determination to the Finance Board.